January 2025 Free Writing Prospectus Registration Statement No. 333-277211 Dated January 27, 2025 Filed Pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Trigger Jump Securities Based on the Level of the S&P 500® Index due February 5, 2031

Principal at Risk Securities

The Trigger Jump Securities, which we refer to as the securities, will offer the opportunity to earn a return based on the performance of the S&P 500® Index. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, if the final level on the valuation date is greater than or equal to the initial level, you will receive, in addition to the principal amount, a positive return on the securities equal to at least 60.15%, which we refer to as the upside payment. The actual upside payment will be determined on the pricing date. If the final level is less than the initial level, but greater than or equal to the trigger level, you will receive the stated principal amount of the securities. However, if the final level on the valuation date is less than the trigger level, you will receive a payment that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the final level from the initial level. This amount will be less than $800 per $1,000 in stated principal amount of the securities, and could be zero. Accordingly, investors may lose their entire initial investment in the securities. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and appreciation above the fixed upside payment in exchange for the upside payment that only applies if the final level is greater than or equal to the initial level. All payments on the securities are subject to the credit risk of HSBC.

INDICATIVE TERMS
Issuer:		HSBC USA Inc. (“HSBC”)
Underlying index:		S&P 500® Index (Bloomberg symbol: “SPX”)
Aggregate principal amount:		$
Stated principal amount:		$1,000 per security
Issue price:		$1,000 per security
Pricing date*:		January 31, 2025
Original issue date*:		February 5, 2025 (3 business days after the pricing date).
Maturity date*:		February 5, 2031, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at maturity:

•      If the final level is greater than or equal to the initial level: $1,000 + upside payment

 In no event will the payment at maturity exceed the sum of $1,000 and the upside payment.

•      If the final level is less than the initial level but greater than or equal to the trigger level: $1,000

•      If the final level is less than the trigger level: $1,000 × share performance factor

        This amount will be less than $800 per $1,000 in stated principal amount of the securities, and could be zero. You may lose all of your investment.

Interest:		None
Upside payment:		At least $601.50 per security (at least 60.15% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Share performance factor:		final level / initial level
Trigger level:		80% of the initial level
Initial level:		The official closing level of the underlying index on the pricing date
Final level:		The official closing level of the underlying index on the valuation date.
Valuation date*:		January 31, 2031, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Estimated initial value:		The estimated initial value of the securities will be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:		40447BYU0 / US40447BYU06
Listing:		The securities will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”
Commissions and issue price:	Price to public	Fees and commissions(1)(2)	Proceeds to issuer
Per security	$1,000.00	$30.00	$965.00
$5.00
Total	$	$	$

(1) HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $35.00 per $1,000 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $30.00 for each security they sell. See “Supplemental plan of distribution (conflicts of interest).”

(2) Of the amount per $1,000 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each security.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

The estimated initial value of the securities on the pricing date is expected to be between $910.00 and $960.00 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 5 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 5 of this free writing prospectus, page S-1 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this free writing prospectus or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Trigger Jump Securities Based on the Level of the S&P 500® Index due February 5, 2031

Principal at Risk Securities

Investment Summary

Trigger Jump Securities

Principal at Risk Securities

The Trigger Jump Securities Based on the Performance of the S&P 500® Index, due February 5, 2031 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying index that provides a fixed positive return of at least 60.15% if the underlying index have appreciated at all as of the valuation date.

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

▪	To obtain limited protection against the loss of principal if the final level is less than the initial level, but only so long as the final level is greater than or equal to the trigger level.

The securities are exposed on a 1 to 1 basis to any percentage decline of the final level from the initial level if the final level is less than the trigger level. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately six years
Upside payment:	At least $601.50 per security (at least 60.15% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Trigger level:	80% of the initial level
Interest:	None
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.

Key Investment Rationale

This approximately six-year investment does not pay interest, but offers a fixed positive return of at least 60.15% (to be determined on the pricing date) if the final level on the valuation date is greater than or equal to the initial level. The actual upside payment will be determined on the pricing date. If the final level is less than the initial level, but greater than or equal to the trigger level, you will receive the stated principal amount of the securities. However, if the final level is less than the trigger level, the payment at maturity will be less than $800 per $1,000 in stated principal amount of the securities, and could be zero. Accordingly, investors may lose their entire initial investment in the securities.

Upside Scenario	The final level is greater than or equal to the initial level. In this scenario, we will pay at least $1,601.50 per security (at least 160.15% of the stated principal amount), as determined on the pricing date. Accordingly, even if the final level is significantly greater than the initial level, your return at maturity will not exceed the return represented by the upside payment, and your return may be less than if you invested in the stocks included in the underlying index directly.
Par Scenario	The final level is less than the initial level but greater than or equal to the trigger level. In this scenario, the payment at maturity for each security will be equal to the stated principal amount of $1,000 per security.
Downside Scenario	The final level is less than the trigger level. In this scenario, we will pay less than the stated principal amount of $1,000 per security by an amount proportionate to the decrease in the level of the underlying index from the initial level (e.g., a 40% depreciation in the underlying index will result in the payment at maturity of $600 per security). There is no minimum payment at maturity.

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Trigger Jump Securities Based on the Level of the S&P 500® Index due February 5, 2031

Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying index. The diagram assumes the following:

Stated principal amount:	$1,000 per security
Hypothetical upside payment:	$601.50 per security (60.15% of the stated principal amount). The actual upside payment will be at least $601.50 per security (at least 60.15% of the stated principal amount) and will be determined on the pricing date.
Trigger level:	80% of the initial level
Minimum payment at maturity:	None

Trigger Jump Securities Payoff Diagram

How it works

▪	Upside Scenario: If the final level is greater than or equal to the initial level, the payment at maturity on the securities is greater than the stated principal amount of $1,000 per security, but in all cases is equal to and will not exceed the stated principal amount of $1,000 per security plus the hypothetical upside payment of $601.50 per security. Under the hypothetical terms of the securities, an investor would receive the payment at maturity of $1,601.50 per security at any final level greater than or equal to the initial level. The actual upside payment will be determined on the pricing date.

▪	Par Scenario: If the final level is less than the initial level but greater than or equal to the trigger level, an investor would receive the stated principal amount of $1,000 per security at maturity.

▪	Downside Scenario: If the final level is less than the trigger level, the payment at maturity will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the percentage decrease in the final level from the initial level. For example, if the underlying index have decreased by 40%, the payment at maturity would be $600.00 per security (60% of the stated principal amount). There is no minimum payment at maturity on the securities, and you could lose your entire investment.

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Trigger Jump Securities Based on the Level of the S&P 500® Index due February 5, 2031

Principal at Risk Securities

Investor Suitability

The securities may be suitable for you if:

🞂	You seek an investment with a return linked to the performance of the underlying index and you believe the final level will be greater than the initial level.

🞂	You are willing to invest in the securities based on the maximum payment at maturity of 160.15% (to be determined on the pricing date) of the stated principal amount, which will limit your return at maturity.

🞂	You are willing to make an investment that is exposed to any negative performance of the final level on a 1-to-1 basis if the final level is less than the trigger level.

🞂	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

🞂	You are willing to forgo dividends or other distributions paid on the stocks included in the underlying index.

🞂	You do not seek current income from your investment.

🞂	You do not seek an investment for which there is an active secondary market.

🞂	You are willing to hold the securities to maturity.

🞂	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

🞂	You believe the final level will be less than the trigger level.

🞂	You are unwilling to invest in the securities based on the maximum payment at maturity of 160.15% (to be determined on the pricing date) of the stated principal amount, which may limit your return at maturity.

🞂	You are unwilling to make an investment that is exposed to any negative final level on a 1-to-1 basis if the final level is less than the trigger level.

🞂	You seek an investment that provides full return of principal.

🞂	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

🞂	You prefer to receive the dividends or other distributions paid on the stocks included in the underlying index.

🞂	You seek current income from your investment.

🞂	You seek an investment for which there will be an active secondary market.

🞂	You are unable or unwilling to hold the securities to maturity.

🞂	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Trigger Jump Securities Based on the Level of the S&P 500® Index due February 5, 2031

Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in any of stocks included in the underlying index. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement; and

“— General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The securities do not pay interest or guarantee any return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold, an amount in cash based on the final level. If the final level is less than the trigger level, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the official closing level of the reference asset, and in this scenario, you will lose a significant portion or all of your investment. You may lose up to 100% of the stated principal amount of the securities.

▪	The appreciation potential of the securities is fixed and limited. If the final level is greater than or equal to the initial level, the appreciation potential of the securities is limited to the fixed upside payment of at least $601.50 per security (at least 60.15% of the stated principal amount), to be determined on the pricing date, even if the final level is significantly greater than the initial level. See “How the Trigger Jump Securities Work” above.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities and could lose your entire investment.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in value), and dividend yield of the stocks included in the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

▪	Investing in the securities is not equivalent to investing in the stocks included in the underlying index. Investing in the securities is not equivalent to investing in the stocks included in the underlying index. Investors of the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks included in underlying index.

▪	The amount payable on the securities is not linked to the level of the underlying index at any time other than the valuation date. The final level will be based on the official closing level of the underlying index on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to that decrease. Although the actual level of the underlying index on the stated maturity date or at other times

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Principal at Risk Securities

during the term of the securities may be higher than the final level, the payment at maturity will be based solely on the official closing level of the underlying index on the valuation date.

▪	The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities will be calculated by us on the pricing date and will be less than the price to public. The estimated initial value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 6 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the underlying index and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	Hedging and trading activity by our affiliates could adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or the stocks included in the underlying index), including trading in the stocks included in the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade those securities and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial level and, therefore, could increase the level at which the underlying index must close so that an investor does not suffer a loss on the investor’s initial investment in the securities. Additionally, hedging or trading

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activities during the term of the securities, including on the valuation date, could adversely affect the level of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial level and the final level, and will calculate the amount of cash, if any, that you will receive at maturity. Moreover, certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final level in the event of a discontinuance of the underlying index. These determinations, which may be subjective, may adversely affect the payout to you at maturity. Although the calculation agent will make all determinations and take all action in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of the securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial level, that might affect the value of the securities. See “Additional Terms of the Notes—Discontinuance or Modification of an Index” and “—Market Disruption Event” in the Equity Index Underlying Supplement.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade the securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold the securities to maturity.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amount due on the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in the securities, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Trigger Jump Securities Based on the Level of the S&P 500® Index due February 5, 2031

Principal at Risk Securities

Information About the S&P 500® Index

The S&P 500® Index (“SPX”) is a market capitalization-weighted index intended to provide a performance benchmark for the large-cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy.

For more information about the SPX, see "The S&P 500® Index" beginning on page S-54 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the underlying index based on its historical official closing levels from January 24, 2015 through January 24, 2025. We obtained the official closing levels from the Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

The S&P 500® Index – Daily Official Closing Levels January 24, 2015 to January 24, 2025

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Trigger Jump Securities Based on the Level of the S&P 500® Index due February 5, 2031

Principal at Risk Securities

Additional Information About the Trigger Jump Securities

Please read this information in conjunction with the summary terms on the cover page of this document.

General Information
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
CUSIP:	40447BYU0
ISIN:	US40447BYU06
Minimum ticketing size:	$1,000 / 1 security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities could be treated as a pre-paid executory contract with respect to the underlying index. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the securities as a pre-paid executory contract with respect to the underlying index. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the securities for more than one year at such time for U.S. federal income tax purposes.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a securities is required to accrue income in respect of the securities prior to the receipt of payments under the securities or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a securities as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the securities could be subject to U.S. withholding tax in respect of a securities. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying index or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have

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entered, into other transactions in respect of the underlying index or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

For a further discussion of U.S. federal income tax consequences related to the securities, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this free writing prospectus. In such a case, the third scheduled trading day for the underlying index immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final level. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $35.00 per $1,000 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $30.00 for each security they sell. Of the amount per $1,000 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each PLUS.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

We expect that delivery of the securities will be made against payment for the securities on or about the original issue date set forth on the cover page of this document, which is more than one business day following the pricing date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than one business day prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

Where you can find more information:

This free writing prospectus relates to an offering of securities linked to the underlying index. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of the securities relates to the underlying index, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any stocks included in the underlying index or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and Equity Index Underlying Supplement dated February 21, 2024. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus

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supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The prospectus supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

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